Exhibit 15
ACCOUNTANTS’ LETTER RE: UNAUDITED FINANCIAL INFORMATION
The Board of Directors and Stockholders
Sanderson Farms, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-67474 and Form S-8 No. 333-92412) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Option Plan and the Registration Statement (Form S-8 No. 333-123099) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan of our report dated August 24, 2007 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Form 10-Q for the quarter ended July 31, 2007.

/s/ Ernst and Young LLP
New Orleans, Louisiana
August 24, 2007